Exhibit 5.1

Scully Royalty Ltd.

Unit 803, Dina House, Ruttonjee Centre

11 Duddell Street

Hong Kong SAR, China

17 December 2021

Dear Sir or Madam

Scully Royalty Ltd. (the Company)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the Commission) on or about 17 December 2021 (the Registration Statement) relating to the registration under the United States Securities Act of 1933, as amended, (the Securities Act) of (i) 463,226 common shares, par value US$0.001 per share to be issued upon the exercise of existing stock option awards under the Plan; and (ii) 190,591 common shares, par value US$0.001 per share available for issuance pursuant to unissued stock option awards under the Plan for an aggregate amount of 653,817 common shares, par value US$0.001 per share (the Shares), issuable by the Company pursuant to the 2017 Equity Incentive Plan, as amended or varied, of the Company (the Plan).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the memorandum and articles of association of the Company adopted by a special resolution dated 12 July 2017 as amended 31 May 2019 (the Memorandum and Articles); the written resolutions of the directors of the Company passed on 29 April 2021 (the Director Resolutions); and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorized.

2.	When issued and paid for in accordance with the terms of the Plan and in accordance with the Director Resolutions, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the Companies Act), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Director Resolutions were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below, and (g) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes